Exhibit 3(c)
BYLAWS
OF
CERNER CORPORATION
Amendment No. 1
The Section in the Corporation’s Bylaws titled “Stock” (Sections 40-45) is hereby replaced in its entirety with the following Section “Stock”, to permit the issuance of uncertificated shares:
Stock
40. Shares of Stock. The shares of the corporation shall be represented by certificated or uncertificated stock. The shares of stock shall be issued in numerical order. Stockholders shall not be entitled to receive a certificate to evidence share ownership. The board of directors, chairman of the board, president or secretary shall, at their discretion, determine whether shares shall be issued in certificated or uncertificated form. To the extent that shares are represented by certificates, such certificates of stock shall be signed by, or in the name of the corporation by, the chairman of the board or the president or a vice president, and by the treasurer or an assistant treasurer or the secretary or an assistant secretary, certifying the number of shares represented by such certificate. Any of or all the signatures on such certificate may be a facsimile, engraved or printed. In case any officer, transfer agent or registrar who has signed or whose facsimile, engraved or printed signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, such certificate may nevertheless be issued by the corporation with the same effect as if such officer, transfer agent or registrar who signed such certificate, or whose facsimile signature shall have been used thereon, had not ceased to be such officer, transfer agent or registrar of the corporation.
41. Transfers of Stock. Transfers of stock shall be made only upon the stock transfer books of the corporation, kept at the office of the corporation or of the transfer agent designated to transfer the class of stock, and before a new certificate, provided such shares are represented by a certificate, is issued or a transfer of stock is effectuated, the old certificate (if such shares were initially issued in certificated form) shall be surrendered for cancellation. Until and unless the board appoints some other person, firm or corporation as its transfer agent (and upon the revocation of any such appointment, thereafter until a new appointment is similarly made) the secretary of the corporation shall be the transfer agent of the corporation without the necessity of any formal action of the board, and the secretary, or any person designated by him, shall perform all of the duties thereof.
42. Registered Stockholders. Only registered stockholders shall be entitled to be treated by the corporation as the holders and owners in fact of the shares standing in their respective names, and the corporation shall not be bound to recognize any equitable or other claim to or interest in such shares on the part of any other person, whether or not it shall have express or other notice thereof, except as expressly provided by applicable federal law or by the laws of Delaware.
43. Lost Certificates. The board of directors, chairman of the board, president or secretary may direct that certificated stock be cancelled and the stock reissued as either certificated or uncertificated stock, in place of any certificate or certificates theretofore issued by the corporation, alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate or certificates to be lost, stolen or destroyed. When authorizing such issuance of a replacement certificate or certificates or the recording of uncertificated stock, the board of directors, chairman of the board, president or secretary may, in their discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate or certificates, or his legal representative, to give the corporation and its transfer agents and registrars, if any, a bond in such sum as it may direct to indemnify it against any claim that may be made against it with respect to the certificate or certificates alleged to have been lost, stolen or destroyed or with respect to the issuance of such new certificate, certificates or uncertificated stock.
44. Regulations. The board of directors shall have power and authority to make all such rules and regulations as it may deem expedient concerning the issue, transfer, conversion and registration of certificated or uncertificated shares of stock of the corporation, not inconsistent with the laws of Delaware, the certificate of incorporation of the corporation and these bylaws.
45. Fixing Record Date. In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting, if such action is authorized, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the board of directors may fix, in advance, a record date, which shall not be more than sixty (60) days nor less than ten (10) days before the date of such meeting, nor more than sixty (60) days prior to any other action. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the board of directors may fix a new record date for the adjourned meeting.
Approved by the Board of Directors on December 3, 2007